EXHIBIT 23.2

PREDECESSOR INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in Registration Statement No. 333-96283 on Form S-8 pertaining to The Cato Corporation 1999 Incentive Compensation Plan, in Registration Statement No. 33-41314 on Form S-8 pertaining to The Cato Corporation 1987 Incentive Stock Option Plan, in Registration Statement No. 33-41315 on Form S-8 pertaining to The Cato Corporation 1987 Nonqualified Stock Plan, and in Registration Statement Nos. 33-69844 and 333-96285 on Forms S-8 pertaining to The Cato Corporation 1993 Employee Stock Purchase Plan, of our report dated April 21, 2003, with respect to the consolidated financial statements and financial statement schedule of the Cato Corporation included in and incorporated by reference in the Annual Report on Form 10-K for the year ended January 31, 2004.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 22, 2004

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SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

	Allowance
	for		Reserve for	Allowance
	Doubtful		Rental	for Sales
	Accounts(a)		Commitments(b)	Returns(c)

	(In thousands)
Balance at February 3, 2001	$5,422		$1,649	$—
Additions charged to costs and expenses	5,913		691	—
Additions charged to other accounts	1,052	(d)	—	—
Deductions	(6,419	)(e)	(1,263)	—

Balance at February 2, 2002	5,968		1,077	—
Additions charged to costs and expenses	4,763		1,000	390
Additions charged to other accounts	887	(d)	—	—
Deductions	(5,519	)(e)	(1,121)	—

Balance at February 1, 2003	6,099		956	390
Additions charged to costs and expenses	6,098		1,062	10
Additions charged to other accounts	858	(d)	—	—
Deductions	(6,720	)(e)	(1,402)	—

Balance at January 31, 2004	$6,335		$616	$400

(a)	Deducted from trade accounts receivable.

(b)	Provision for the difference between costs and revenues from non-cancelable subleases over the lease terms of closed stores.

(c)	Gross margin revenue on return sales.

(d)	Recoveries of amounts previously written off.

(e)	Uncollectible accounts written off.

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